SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported) December 30, 1997

BLC Financial Services, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware                                                      1-8185
(State or Other Jurisdiction of Incorporation)       (Commission File No.)

75-1430436
(IRS Employer I.D. Number)

919 Third Avenue, 17th Floor, New York, New York              10022
(Address of Principal Executive Offices)                      (Zip Code)

(212) 751-5626
Registrant's Telephone Number, including Area Code

(Former Name or Former Address, If Changed Since Last Report)
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Item 5. Other Event

      On December 19, 1997, Business Loan Center, Inc. ("BLC"), a wholly-owned subsidiary of the registrant, entered into the Pooling and Servicing Agreement dated as of December 1, 1997 (the "Pooling Agreement") between BLC, as Seller and Marine Midland Bank, as Trustee (the "Trustee"), which Pooling Agreement established a trust (the "Trust").

      Pursuant to the Pooling Agreement and the Certificate Purchase Agreement entered into between BLC, Business Loan Center Financial Corp., a wholly-owned, special purpose corporation (the "Subsidiary") and Banc One Capital Corporation (the "Initial Purchaser"), BLC (through the Trust) issued and sold to the Initial Purchaser $18,078,507.20 in an aggregate principal amount of Business Loan Center SBA Loan-Backed Adjustable Rate Certificates, Series 1997-1, Class A Certificates (the "Class A Certificates"). BLC also issued and transferred to the Subsidiary $1,787,984.23 in an aggregate principal amount of Business Loan Center SBA Loan-Backed Adjustable Rate Certificates, Series 1997-1, Class B Certificates (the "Class B Certificates"). The Class A Certificates, together with Class B Certificates, represent the entire undivided ownership interest in certain unguaranteed interests in a pool of SBA loans partially guaranteed by the U.S. Small Business Administration.

      In connection with the transactions described above, BLC received proceeds, net of placement agency fees and expenses, of approximately $1,310,000. The Pooling and Servicing Agreement and the Certificate Purchase Agreement, attached hereto as exhibits, are incorporated herein by reference. The registrant will provide to the Commission, upon request, any other documents entered into in connection with the above described transaction and referenced in the Pooling Agreement.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

      (A)   Financial Statements of the business acquired. Not applicable.

      (B) Pro Forma Financial Information. It is impractical to provide the required pro forma information at this time. Such information will be filed via amendment within 60 days from the date hereof.

      (C)   Exhibits

            (1) The Pooling and Servicing Agreement dated as of December 1, 1997 between Marine Midland Bank, as Trustee, and Business Loan Center, Inc., as Seller and Servicer.

            (2) Certificate Purchase Agreement between Banc One Capital Corporation, as the Initial Purchaser, and BLC and the Subsidiary.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

BLC Financial Services, Inc.
(Registrant)

Dated: December 30, 1997
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By: /s/ Robert F. Tannenhauser
    --------------------------
    Robert F. Tannenhauser
    President